exhibit 99.1
Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE
Alpha Natural Resources Posts 77 Percent Increase
In Third-Quarter Earnings
Financial & Operating Highlights
(in millions, except per-share and per-ton amounts)

	Q3 2006	Q3 2005	% Change

Coal revenues	$419.0	$345.2	+21%
Income from operations*	$29.4	$18.1	+62%
Net income*	$14.5	$8.2	+77%
EBITDA *	$66.3	$34.5	+92%
Earnings per diluted share*	$0.23	$0.13	+77%
Tons of coal produced and processed	6.2	5.0	+23%
Tons of coal sold	7.4	6.7	+11%
Coal margin per ton	$10.57	$6.95	+52%

*	Includes non-cash stock-based compensation charge of $3.2 million in Q3 2006 and $3.4 million in Q3 2005 ($0.05 per diluted share) related to the company’s initial public offering and related internal restructuring.

Please see the notes accompanying the financial schedules for reconciliation of EBITDA to GAAP net income.
ABINGDON, VA, Nov. 2, 2006—Alpha Natural Resources, Inc. (NYSE: ANR), a leading Appalachian coal producer, reported that third-quarter revenues and net income rose sharply from last year on 11 percent higher coal sales volumes and a 52 percent improvement in per-ton margins.
Commenting on the company’s third-quarter performance, Alpha Chairman, President and CEO Michael Quillen said: “Alpha has continued to perform well year-over-year, with improved results across all our key financial metrics. We’ve also managed to sustain our industry-leading margins even as mild weather and utility inventory builds have softened the steam coal market.”
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One Alpha Place • P.O. Box 2345 • Abingdon, Virginia 24212 • 866-322-5742 • 276-619-4410 • www.alphanr.com

Alpha Natural Resources, Inc.
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Third-Quarter Financial Highlights
— Total revenue increases by 19 percent due to recent acquisitions
— Net income of $14.5 million up substantially from last year
— EBITDA of $69.5 million vs. $37.7 million last year, excluding charges related to IPO
Total revenues were $474.7 million in the quarter just ended, $77.0 million (19 percent) higher than the third quarter of 2005. Coal revenues were $419.0 million, up 21 percent from $345.2 million in the third quarter last year, with all of the increase ($81.4 million) coming from the Nicewonder operations acquired in October 2005 (now Callaway Natural Resources) and the Progress Energy mines acquired in May 2006 (now integrated into Alpha’s Enterprise business unit). Other revenues rose 69 percent quarter-over-quarter, primarily due to the inclusion this year of the Callaway road construction operations.
Third-quarter net income of $14.5 million, or $0.23 per diluted share, was 77 percent higher than the third quarter of last year when the company earned $8.2 million ($0.13 per diluted share). Results for both periods include previously announced charges for stock-based compensation related to Alpha’s initial public offering (IPO) and internal restructuring in February 2005, which fully vests at the end of this year. Those charges were equal to $3.2 million and $3.4 million in the third quarters of 2006 and 2005, respectively ($0.05 per diluted share).
In the quarter just ended, Alpha recorded a pre-tax charge of approximately $1 million, equal to $0.01 per diluted share, related to a realignment of the Brooks Run operations in central West Virginia that the company announced on August 1, 2006.
Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) totaled $66.3 million in the most recent quarter, or $69.5 million excluding the charge for IPO-related stock-based compensation. This represented a 92 percent increase from EBITDA of $34.5 million in the same period last year ($37.7 million excluding the IPO-related charge).
The definition of EBITDA and EBITDA, as adjusted, and a reconciliation to GAAP net income is provided in a table included with the accompanying financial schedules.
Depreciation, depletion and amortization (DD&A) in the third quarter of 2006 totaled $36.4 million, compared with $16.3 million in the same period last year. Nearly all of the increase was due to additional DD&A from the new Callaway division.
Selling, general and administrative expense (SG&A) in the most recent quarter was $16.8 million, up from $12.1 million in the third quarter of 2005. Excluding stock-based compensation expense related to the IPO and employee stock awards as required under SFAS 123R, SG&A expense rose $3.0 million from the third quarter last year. The increase was mainly due to higher professional fees and staffing costs related to the company’s Sarbanes-Oxley project and accruals related to a retention plan for key employees.
Interest expense increased from $6.6 million in the third quarter of 2005 to $10.7 million in the quarter just ended, primarily due to financing of the Nicewonder acquisition last October and higher interest costs from utilization of the company’s variable rate line of credit.
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The company’s effective tax rate for the quarter just ended was approximately 25 percent, compared with 30 percent in the third quarter of 2005.
Third-Quarter Operating Highlights
— Unit costs decline sequentially for third consecutive quarter
— Average realization climbs 10%, while per-ton margin improves 52%
— Metallurgical shipments account for 31% of third-quarter sales volumes vs. 34% in second quarter
Coal sales prices continued to improve year-over-year with a 10 percent gain in per-ton realizations in the most recent quarter outpacing a 3 percent increase in unit cost of coal sales. The net result was a 52 percent gain in coal margin per ton, from $6.95 in the third quarter last year to $10.57 per ton in the quarter just ended.
Produced and processed tons (representing production from company and contractor-operated mines) totaled 6.2 million tons in the third quarter of this year, a 23 percent increase from the same period in 2005, mostly reflecting tonnage from the recently acquired Callaway and Progress surface mines.
Total coal sales for the quarter just ended were 7.4 million tons, compared with 7.1 million tons of production and purchases, as Alpha drew down nearly 300,000 tons of inventory in the third quarter.
Sales mix during the third quarter was weighted towards steam coal, which represented 69 percent of the sales volume compared with 63 percent through the first half of 2006. Metallurgical coal sales volumes, though significantly higher than last year, were down 9 percent, sequentially, from the second to the third quarter of this year due to deferred deliveries by a major domestic customer, low export shipments in September and uneven rail service at one of the company’s metallurgical mines.
Alpha’s average net realized price per ton for the third quarter of 2006 was $74.19 for metallurgical coal (2 percent higher than last year) and $48.21 for steam coal (16 percent increase from last year). Due to the growing proportion of lower-priced steam coal sales to total sales, overall per-ton pricing has declined through the first three quarters of 2006 but, at $56.37 for the most recent period, remains in line with the company’s expectations for the full year.
Alpha’s average cost of coal sales per ton in the most recent quarter was $45.80, representing the third consecutive quarter in which overall unit costs have declined. Average cost of coal sales in the third quarter of 2005 was $44.46. The cost trends reflect Alpha’s growing proportion of lower-cost surface mines and reduced reliance on higher-cost contractor mines.
Production and sales highlights for the third quarter and year-to-date are as follows:
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Production and Sales Data
(in thousands, except per-ton amounts)

	Q3 ’06	Q3 ’05	%Change	YTD ’06	YTD ’05	%Change
Production
Produced/processed	6,172	5,024	23%	18,860	15,062	25%
Purchased	969	1,726	-44%	3,047	4,396	-31%

Total	7,141	6,750	6%	21,907	19,458	13%

Tons sold
Steam	5,097	4,589	11%	14,344	11,700	23%
Metallurgical	2,336	2,125	10%	7,672	7,237	6%

Total	7,433	6,714	11%	22,016	18,937	16%

Coal sales realization/ton
Steam	$48.21	$41.66	16%	$49.12	$40.05	23%
Metallurgical	$74.19	$72.49	2%	$75.00	$70.99	6%

Total	$56.37	$51.41	10%	$58.14	$51.88	12%

Cost of coal sales/ton [1]
Alpha mines	$43.13	$38.07	13%	$42.11	$36.48	15%
Contract mines [2]	$51.70	$51.34	1%	$52.69	$50.54	4%

Total Produced/processed	$44.46	$40.77	9%	$43.82	$39.45	11%

Purchased	$54.54	$56.14	-3%	$59.92	$57.30	5%

Total	$45.80	$44.46	3%	$46.19	$43.21	7%

Coal margin/ton[3]	$10.57	$6.95	52%	$11.95	$8.66	38%

(1)	Excludes DD&A and SG&A

(2)	Includes coal purchased from third parties and processed at our plants prior to resale

(3)	Coal sales realization per ton less cost of coal sales per ton
Financial and Operating Highlights — Year-to-Date
-Coal sales revenues rise $297.6 million (30%) from last year
-Per-ton margin improves by 38% as price gains offset 7% increase in unit costs
-Net income of $64.9 million up substantially from $8.8 million in 2005
For the first nine months of 2006, Alpha posted total revenues of $1.45 billion compared with $1.13 billion in 2005, a 29 percent increase. Revenues from coal sales were $1.28 billion for the first nine months of this year, up 30 percent from last year, while other revenues rose 61 percent to $29.6 million.
Net income through September 30, 2006 was $64.9 million compared with $8.8 million through the first nine months of 2005. The 2006 year-to-date figure includes $9.6 million of IPO-related
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stock-based compensation expense, after tax, while the corresponding net income figure for 2005 includes $43.2 million in charges, after tax, from those expenses.
EBITDA for the first nine months of this year totaled $223.5 million, or $233.1 million excluding the non-cash portion of the IPO-related charges. This compares with EBITDA, as adjusted, of $91.2 million in the first nine months of 2005 ($126.9 million excluding the non-cash portion of the IPO-related charges).
Through the first nine months of this year, company produced and processed coal volumes of 18.9 million tons were 25 percent higher than in 2005, with all of the improvement coming from the Callaway and Progress acquisitions, while purchased tons were down 31 percent. Year-to-date metallurgical and steam coal sales volumes of 22.0 million tons were 16 percent higher than last year through September, and the company’s average coal margin per ton was $11.95, compared with $8.66 through the first nine months of 2005.
Liquidity and Capital Resources
Cash provided by operations during the most recent quarter was $47.9 million and $148.3 million year-to-date. In the first nine months of 2005, cash provided by operations was $21.6 million.
Capital expenditures, excluding acquisitions, totaled $26.5 million for the quarter just ended, and $110.5 million through the first nine months of this year. Alpha continues to expect total capital expenditures for the year of approximately $150 million, not including acquisitions.
At September 30, 2006, Alpha’s total debt outstanding was $428.4 million. The company had available liquidity of $212.4 million at the end of the third quarter, including cash of $11.5 million and $200.9 million available under the company’s credit facility. For the 12 months ended September 30, 2006, the company’s leverage ratio—defined in the credit facility as total debt divided by adjusted EBITDA—stood at 1.5, and Alpha’s interest coverage ratio—defined in the credit facility as adjusted EBITDA divided by cash interest expense—was 8.2.
Alpha’s balance sheet at September 30, 2006 included total legacy liabilities (workers’ compensation, retiree medical and reclamation) of $102.1 million, with current obligations of $7.6 million.
In the third quarter, Moody’s Investors Service raised Alpha’s corporate family rating and senior secured ratings from B2 to B1 and unsecured rating to B3, reflecting what it said was Alpha’s “solid earnings performance since its formation in late 2002.”
Recent Developments and Updates
•	Through September, Alpha’s company-wide rate for days lost due to accidents was 10 percent better than last year, and 30 percent better than the industry benchmark. Regrettably, on October 20, the operator of a continuous mining machine at Kingwood
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Mining Co.’s Whitetail mine in West Virginia suffered fatal injuries when he was struck by portions of a side wall and corner that fell unexpectedly as he was working on a section of the mine. Alpha has conveyed its sympathies and support to the miner’s surviving family, his co-workers and others affected by this tragic accident.
•	Alpha has updated its forward sales commitments for 2007. As of October 17, 2006, more than 80 percent of the company’s planned 2007 captive production was committed at an average price per ton of approximately $55, and more than 35 percent of the company’s planned captive production was committed for 2008.

•	Alpha’s operating subsidiaries recently made a number of adjustments to their operating plans to align them with market conditions. The company also issued revised financial targets for 2006. Both of these developments were detailed in a press release issued October 27, 2006, which may be found on Alpha’s web site (www.alphanr.com).
Third-Quarter Earnings Conference Call
Alpha management will hold a conference call to discuss the company’s third-quarter results, general performance and outlook today, November 2, 2006 at 10:00a.m.ET. The call will be accessible through the company’s web site (www.alphanr.com), and will be archived on the site for a period of two weeks. A replay will also be available through November 16, 2006 by calling 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 8743511.
About Alpha Natural Resources
Alpha Natural Resources is a leading producer of high-quality Appalachian coal. Including the newly acquired Progress operations, approximately 91 percent of the company’s reserve base is high Btu coal and 84 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 66 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,500 people.
ANRG
Forward Looking Statements
Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Alpha Natural Resources, Inc. (“Alpha” or “the company”) uses the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “should,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events affecting the company and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These factors are difficult to accurately predict and may be beyond the control of the company. The following
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factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; the company’s ability to integrate acquired businesses into Alpha’s existing operations; Alpha’s ability to maintain an adequate labor force and other employee workforce factors; weather conditions or catastrophic weather-related damage; the company’s production capabilities; the company’s relationships with, and other conditions affecting its customers; the timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting Alpha’s coal mining and production, and those affecting its customers’ coal usage; railroad, vessel and other transportation performance and costs; the geological characteristics of Central and Northern Appalachian coal reserves; Alpha’s assumptions concerning economically recoverable coal reserve estimates; regulatory and court decisions; future legislation and changes in regulations or governmental policies; uncertainties of pending litigation; changes in postretirement benefit and pension obligations; and Alpha’s liquidity, results of operations and financial condition. These and other additional risk factors and uncertainties are discussed in greater detail in the company’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements made by the company in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.
Media Contact
Ted Pile, Alpha Natural Resources (276) 623-2920
NOTES TO ACCOMPANYING CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
Reconciliation of Non-GAAP Measures
This news release includes certain non-GAAP financial measures as defined by SEC regulations. EBITDA is a measure used by management to gauge operating performance. Alpha defines EBITDA as net income or loss plus interest expense, income taxes, and depreciation, depletion and amortization, less interest income. Management presents EBITDA as a supplemental measure of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. EBITDA is not, however, a measure of financial performance under GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with GAAP. Moreover, EBITDA is not calculated identically by all companies. A reconciliation of these measures to the most directly comparable GAAP measures is provided in an accompanying table.
FINANCIAL TABLES FOLLOW
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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues:
Coal revenues	$419,036	$345,179	$1,279,939	$982,383
Freight and handling revenues	45,805	46,659	143,132	126,650
Other revenues	9,877	5,851	29,638	18,447

Total revenues	474,718	397,689	1,452,709	1,127,480

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	340,440	298,522	1,016,831	818,299
Freight and handling costs	45,805	46,659	143,132	126,650
Cost of other revenues	5,774	5,943	19,170	16,327
Depreciation, depletion and amortization	36,422	16,277	104,263	45,521
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	16,837	12,147	52,229	74,924

Total costs and expenses	445,278	379,548	1,335,625	1,081,721

Income from operations	29,440	18,141	117,084	45,759

Other income (expense):
Interest expense	(10,735)	(6,636)	(31,798)	(19,400)
Interest income	156	197	514	675
Miscellaneous income (expense), net	427	50	2,123	40

Total other income (expense), net	(10,152)	(6,389)	(29,161)	(18,685)

Income from continuing operations before income taxes and minority interest	19,288	11,752	87,923	27,074
Income tax expense	4,744	3,542	23,040	15,141
Minority interest	—	—	—	2,918

Income from continuing operations	14,544	8,210	64,883	9,015

Discontinued operations:
Loss from discontinued operations before income taxes and minority interest	—	—	—	(379)
Income tax benefit	—	—	—	(93)
Minority interest	—	—	—	(72)

Loss from discontinued operations	—	—	—	(214)

Net income	$14,544	$8,210	$64,883	$8,801

Net income per basic and diluted share, as adjusted in 2005
Income from continuing operations	$0.23	$0.13	$1.01	$0.17
Loss from discontinued operations	—	—	—	(0.01)

Net income per basic and diluted share	$0.23	$0.13	$1.01	$0.16

Weighted average shares-basic	64,191,811	61,259,314	64,003,215	53,184,066

Weighted average shares-diluted	64,214,732	61,908,020	64,108,765	53,566,469

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$11,524	39,622
Trade accounts receivable, net	173,134	147,961
Notes and other receivables	4,324	10,330
Inventories	73,588	84,885
Prepaid expenses and other current assets	34,977	36,117

Total current assets	297,547	318,915
Property, plant, and equipment, net	640,781	582,750
Goodwill	18,641	18,641
Other intangibles, net	8,392	11,014
Deferred income taxes	37,917	38,967
Other assets	44,381	43,371

Total assets	$1,047,659	1,013,658

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$3,239	3,242
Notes payable	3,537	59,014
Bank overdraft	35,639	17,065
Trade accounts payable	69,096	99,746
Deferred income taxes	12,544	11,243
Accrued expenses and other current liabilities	85,114	93,531

Total current liabilities	209,169	283,841
Long-term debt, net of current portion	421,575	423,547
Workers’ compensation benefits	6,939	5,901
Postretirement medical benefits	31,144	24,461
Asset retirement obligation	56,387	46,296
Deferred gains on sale of property interests	5,017	5,762
Other liabilities	30,364	11,085

Total liabilities	760,595	800,893

Stockholders’ equity
Preferred stock — par value $0.01, 10,000,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 100,000,000 shares authorized, 64,960,620 and 64,420,414 shares issued and outstanding	650	644
Additional paid-in capital	210,372	193,608
Accumulated other comprehensive loss	(7,354)	—
Retained earnings	83,396	18,513

Total stockholders’ equity	287,064	212,765

Total liabilities and stockholders’ equity	$1,047,659	1,013,658

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine months ended
	September 30,
	2006	2005

Operating activities:
Net income	$64,883	8,801
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	104,263	45,805
Amortization of debt issuance costs	1,712	1,325
Accretion of asset retirement obligation	3,472	2,463
Virginia tax credit	—	(343)
Stock-based compensation — non-cash	15,815	35,694
Minority interest	—	2,846
Deferred income taxes	7,189	2,668
Other non-cash items	(101)	(1,254)
Changes in operating assets and liabilities	(48,916)	(76,381)

Net cash provided by operating activities	148,317	21,624

Investing activities:
Capital expenditures	$(110,538)	(95,919)
Proceeds from disposition of property, plant, and equipment	1,060	5,282
Purchase of acquired companies	(28,273)	(961)
Payment of additional consideration on prior acquisition	—	(5,000)
Investment in and advances to investee	(228)	(1,234)
Collections on note receivable from coal supplier	3,000	4,442
Other	(501)	—

Net cash used in investing activities	(135,480)	(93,390)

Financing activities:
Repayments of notes payable	(55,477)	(12,413)
Proceeds from issuance of long-term debt	287,000	73,000
Repayments of long-term debt	(289,585)	(1,323)
Increase in bank overdraft	18,574	5,483
Proceeds from initial public offering, net of offering costs	—	598,066
Repayment of restructuring notes payable	—	(517,692)
Distributions to prior members of ANR Holdings, LLC subsequent to Internal Restructuring	(2,400)	(72,335)
Distributions to prior members of ANR Holdings, LLC prior to Internal Restructuring	—	(7,732)
Debt issuance costs	—	(568)
Proceeds from exercise of stock options	953	—

Net cash provided by (used in) financing activities	(40,935)	64,486

Net (decrease) in cash and cash equivalents	(28,098)	(7,280)
Cash and cash equivalents at beginning of period	39,622	7,391

Cash and cash equivalents at end of period	$11,524	111

The following table reconciles EBITDA and EBITDA, as adjusted, to net income, the most directly comparable GAAP measure:

	Quarter ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	(In thousands)		(In thousands)

Net income	$14,544	8,210	$64,884	9,015
Interest expense	10,735	6,636	31,798	19,400
Interest income	(156)	(197)	(515)	(675)
Income tax expense	4,744	3,542	23,040	15,141
Depreciation, depletion and amortization	36,422	16,277	104,263	45,521

EBITDA	66,289	34,468	223,470	88,402

Minority interest	—	—	—	2,918

EBITDA, as adjusted	$66,289	34,468	$223,470	91,320